EXHIBIT INDEX

EXHIBIT NO.  DESCRIPTION

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   (1)       Warrant to purchase 100,000 shares of Common Stock dated
             February 20, 1991 between Selectronics and Xerox.

   (2) Warrant to purchase 75,000 shares of Common Stock dated February 28, 1991 between Selectronics and Xerox.

   (3) Warrant to purchase 675,000 shares of Common Stock dated August 9, 1991 between Selectronics and Xerox.

   (4) Warrant to purchase 180,000 shares of Common Stock dated August 2, 1993 between Selectronics and Xerox.

   (5) Certificate of Amendment of Certificate of Incorporation of SelecTronics dated March 2, 1994.

   (6) Xerox Conversion Agreement dated March 2, 1994, made by SelecTronics, and agreed to and accepted by Xerox and Microlytics.